Exhibit 21

MVB FINANCIAL CORP. AND SUBSIDIARIES ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2023

Subsidiaries of MVB Financial Corp.1

Name of Subsidiary	Jurisdiction of Incorporation
MVB Bank, Inc.	West Virginia
MVB Insurance, LLC	West Virginia
Paladin Fraud, LLC	West Virginia
MVB Technology, LLC	West Virginia
MVB Edge Ventures, LLC	West Virginia
Victor Technologies, LLC	West Virginia
Flexia Payments, LLC	West Virginia
Trabian Technology, Inc.	West Virginia
SPE PR, LLC	Puerto Rico

1.The names of some of our subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary,” have been omitted in accordance with Item 601(b)(21)(ii) of Regulation S-K.